EXHIBIT 99.1

ATMI Reports Second Quarter and First Half 2011 Financial Results

  2Q revenues: $104.0 million
  2Q earnings per diluted share: $0.34; includes $0.05 per diluted share of unusual items

DANBURY, Conn., July 20, 2011 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported record revenues of $104.0 million for the second quarter of 2011, compared to $91.0 million in the second quarter of 2010. Net income was $11.1 million for the quarter, compared to $7.6 million for the prior year period. Earnings per diluted share were $0.34, including $0.05 per diluted share for an earnout valuation adjustment and a capital-based state tax credit, compared to $0.24 per diluted share in the second quarter of 2010.

For the six months ended June 30, 2011, revenues were $204.8 million, compared with $176.3 million in the same period of 2010. Net income was $19.1 million, with diluted earnings per share of $0.59 for the six months, including $0.05 per diluted share resulting from the unusual items summarized above, compared to $16.3 million, or $0.51 per diluted share, for the same period in 2010.

"We are pleased with the strong growth in revenue and earnings compared with a year ago. Part of that growth comes from growing momentum in 28-nanometer wafer start demand, and the new products we are supplying for that chip generation," said Doug Neugold, ATMI Chairman, Chief Executive Officer, and President. "However, we agree with reports that suggest there may be incremental softening in overall wafer starts in the second half of 2011. ATMI's focus on leading-edge solutions should help minimize the impact of any industry softness in the second half."

"The sequential revenue growth in the second quarter was driven primarily by sales of our copper materials products to the advanced nodes," said Tim Carlson, Chief Financial Officer of ATMI. "We've kept our operating expenses in check, driving increased leverage from the record revenues that were recognized, and we benefited from a $2.1 million reduction in operating expenses in the quarter due to an earnout valuation adjustment and a capital-based state tax credit."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, July 20, 2011. A replay of the call will be available for 48 hours at 800.642.1687 (access code 38202609). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2011 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2010, and other subsequent filings, including the June 30, 2011 Form 10-Q, filed with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$104,027	$90,996	$204,751	$176,307
Cost of revenues	54,565	47,441	107,198	91,063
Gross profit	49,462	43,555	97,553	85,244
Operating expenses:
Research and development	14,251	12,465	27,702	22,188
Selling, general, and administrative	19,763	20,446	42,745	40,418
Total operating expenses	34,014	32,911	70,447	62,606

Operating income	15,448	10,644	27,106	22,638

Other income, net	281	93	581	333

Income before income taxes	15,729	10,737	27,687	22,971

Provision for income taxes	4,595	3,139	8,546	6,707

Net income	$11,134	$ 7,598	$19,141	$16,264

Diluted earnings per share	$0.34	$0.24	$0.59	$0.51

Weighted average shares outstanding - diluted	32,328	31,938	32,325	31,985

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	June 30, 2011 (Unaudited)	December 31, 2010
Assets
Cash & marketable securities (1)	$154,299	$127,143
Accounts receivable, net	54,880	54,518
Inventories, net	68,704	62,832
Other current assets	35,359	38,507
Total current assets	313,242	283,000
Property, plant, and equipment, net	117,757	119,053
Marketable securities, non-current (1)	13,482	25,429
Other assets	116,350	106,107
Total assets	$560,831	$533,589

Liabilities and stockholders' equity
Accounts payable	$ 21,588	$ 21,045
Other current liabilities	20,859	25,692
Total current liabilities	42,447	46,737
Non-current liabilities	31,792	28,427
Stockholders' equity	486,592	458,425
Total liabilities & stockholders' equity	$560,831	$533,589

(1) Total cash and marketable securities equaled $167.8 million and $152.6 million at June 30, 2011 and December 31, 2010, respectively.
CONTACT: Dean Hamilton, Director, ATMI Investor Relations
         & Corporate Communications
         203.207.9349, Direct
         203.794.1100 x9349
         dhamilton@atmi.com